MOTOROLA, INC.	Exhibit 21
LISTING OF MAJOR SUBSIDIARIES
12/31/2007

Motorola Australia Proprietary Limited	Australia
Motorola Industrial Ltda.	Brazil
Motorola Canada Limited	Canada
Hangzhou Motorola Cellular Equipment Co. Ltd.	China
Motorola (China) Electronics Ltd.	China
Motorola (China) Investment Ltd.	China
Motorola S.A.S	France
Motorola G.m.b.h.	Germany
Motorola Asia Limited	Hong Kong
Motorola India Private Limited	India
MIRS Communications Limited	Israel
Motorola Israel Ltd.	Israel
Motorola South Israel Limited	Israel
Motorola Japan Limited	Japan
Motorola Korea, Inc.	Korea
Motorola Technology Sdn. Bhd.	Malaysia
Motorola Asia Treasury Pte. Ltd.	Singapore
Motorola Electronics Pte. Limited	Singapore
Motorola Trading Center Pte. Ltd.	Singapore
General Instrument of Taiwan Ltd.	Taiwan
Motorola Electronics Taiwan, Limited	Taiwan
Motorola Turkey — MTTSL	Turkey
Motorola Finance EMEA Limited	UK
Motorola Limited	UK
Broadbus Technologies, Inc.	US
General Instrument Corporation	US
Good Technology, Inc.	US
MeshNetworks, Inc.	US
Motorola Credit Corporation	US
Netopia, Inc.	US
Quantum Bridge Communications, Inc.	US
River Delta Networks, Inc.	US
Symbol Technologies, Inc.	US
Synchronous, Inc.	US
Telxon Corporation	US
TTPCom, Inc.	US